Exhibit 23(a) to Form S-3


               CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 30, 1995 appearing on page 18 of Eastman Kodak Company's Annual Report on Form 10-K for the year ended December 31, 1994 and our report dated April 28, 1995 appearing on page 3 of Eastman Kodak Company's Amended Annual Report for the year ended December 31, 1994 on Form 10-K/A dated May 1, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP
New York, New York
November 20, 1995